Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of Johnson Controls International plc of our report dated November 21, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Johnson Controls International plc’s Annual Report on Form 10-K for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Post-Effective Amendment No. 1 to Registration Statement on Form S-3.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

September 4, 2020